EXHIBIT 99.3

                                   StorageTek
                             Q3 2002 Conference Call
                    Script of Prepared Remarks of Bobby Kocol


Good afternoon. Once again, we are pleased with the results for the third quarter. This was the ninth straight time that we have delivered improved earnings over the same quarter of the prior year. Our third quarter performance clearly indicates the plans we have in place, some set in motion over two years ago, have been well conceived and executed upon consistently. And we have done this in a very difficult environment, where the economies, the industry and many companies around the globe remain in a state of uncertainty. The fundamentals of our business model are in sync, the balance sheet is very strong, and there is a growing momentum within our company. And the good news is --- we believe there is still opportunity for further improvement.

Our third quarter revenues of $502 million resulted in fully diluted earnings of $.22 per share. This compares to last years' Q3 results of $498 million in revenue and earnings of $.17 per share. Operational efficiencies, asset management disciplines and expense controls continued to be the underpinnings in delivering a 33% improvement in net income over Q3 of last year. This quarter we recognized an impairment to our investment portfolio of approximately $.03 per share after-tax. Excluding this charge, our pro-forma earnings per share would have been $.25, nearly a 50% improvement over last year. We had another excellent quarter in generating cash and surpassed having a half a billion dollars in the bank with basically no debt. Our financial strength is resonating extremely well with customers during these challenging times. Customers are looking at StorageTek with confidence knowing that we can and will be long-term strategic partners with them. So while budgets are being constrained and delayed, we continue to work with our customers to provide and integrate the best and most economical storage solutions.

Despite a very difficult IT spending environment, revenue was up 1% over Q3 of last year. Geographically, North America represented approximately 55% of the total worldwide revenue, Europe was approximately a third, and the Pac Rim and Latin America made up the remainder. North American revenues were up 5% year over year. Third quarter revenues in Europe were up 2% over the same period last year, as reported, but down 5% in constant currencies. Revenue in the Pacific Rim was up 1% as reported, and flat in constant currencies. The weakening dollar provided favorable currency impacts to revenues on a year over year basis of about 2 points.
Revenues through our indirect channels continued their recovery process and were up 8% in the quarter compared to Q3 of last year. Total sales through the indirect channels were down 9% for the full year last year, yet this year they are up 4% through the first three quarters. Going forward, an improving indirect channel revenue stream will be necessary for us to realize revenue growth.

The third quarter revenues consisted of $307 million in Product sales and $194 million of Service revenue. Within our Products segment, total tape sales were $240 million; disk sales $33 million, and network and other sales were $34 million. Sales from SAN hardware products which comprise about 70% of the total sales amount in the network and other line, had growth of 49% over Q3 of last year. Overall, customer-buying patterns continue to be lethargic. Key indicators, such as the ratio of drives to libraries sold in the quarter, continue to indicate customers are buying only what they need in order to fulfill their storage capacity requirements. Despite this, tape sales were better than expected, down only 7% in the quarter, which is an improvement from the 11% year to date decline and indicates we took market share in the quarter. In disk sales, we had our second straight quarter of near 40% improvement over last year. Much of this growth was driven by solutions we offer that combine the benefits of tape, disk, and SAN products, all wrapped with services. This is further indication our efforts in providing full storage solutions are gaining some traction.

We continued to have double-digit growth rates in our service segment. Revenue of $194 million in the quarter was an 11% improvement over the prior year, and is up 11% year-to-date. We continue deploying resources in order to expand our reach into new markets within the services arena. These new addressable markets, including areas such as storage consulting services, implementation services and storage management services should provide additional growth vectors for us in the long term. The storage services market is a $20 to $25 billion market, and we either have or are developing the infrastructure to penetrate these areas. Annualizing our Q3 results would put us on a pace to deliver over $775 million of mostly annuity type revenue and margin. Being able to provide a full range of hardware, software, and services is a very compelling value proposition for customers. We believe the benefits of this strategy are just starting to be realized.

While we are doing everything we can to minimize the effects of an economic slowdown on our bottom line results, and have succeeded in doing so thus far, the key question in front of us is will there be a budget flush in the fourth quarter, and if so, how big will it be. Some industry reports are predicting sequential growth in IT spending from Q3 to Q4 to be in the range of 10 to 15%. Typically, the fourth quarter has been a strong revenue quarter, however, we still see the environment as being sporadic and difficult to predict. While we anticipate a solid sequential improvement from Q3 to Q4, the increase may not be at the prior year level, which for product sales was in the high teens. This year, our direct channels, coverage plans, sales productivity, and product offerings are much stronger than a year ago. We're encouraged by the improvements we are seeing in our US business, however, Europe and the rest of the world remain sluggish. While we will not rule out the possibility of achieving sequential growth at historical levels, we believe it is prudent on our part to assume lower sequential growth over Q3 in product sales, more in line with the industry report expectations of 10 to 15%. Separately, service revenues should be around the $200 million dollar level in Q4. With that, we'll continue on the same pathway we've been on so far this year. That is, controlling expenses, continuing the disciplines with asset management, and driving cash flow. Managing our spending to these total revenue levels should allow us to deliver on the bottom line results that are out there today.

We are pleased with another quarter of margin expansion. Third quarter "total" gross margins were 45%, an increase of 90 basis points from last year. Product margins for the third quarter were equivalent to last years' levels at 46%. Product mix was similar to last year, however the channel mix was skewed more towards the channel as 43% of the total product sales mix came through indirect channels. Keep in mind, as we achieve a higher percentage of product sales through the indirect channels, which typically carry lower margins, there will be pressure at the gross margin level. However, as volumes increase, a net positive benefit should come through additional operating margin dollars providing incremental profitability. We continue to realize benefits through operational efficiencies and our ongoing cost reduction activities. Going forward, product mix and channel mix will continue to be the key drivers of product margins.

Managing inventory and manufacturing capacity levels will also have an impact. Having said that and based on where we are year to date, our guidance to have product margins for the year to be in the range of 44 to 45% is still intact.

Service margins for the quarter at 45% were an increase of 320 basis points over Q3 of last year. Quite frankly, better management of our service delivery process is the key to much of this improvement. We've come a long way since last year on how we manage this business, turning resources that were once operating as cost centers into revenue generating vehicles. And of course, we will continue to assess our service delivery process in order to improve efficiency and eliminate unnecessary costs. We anticipate service margins in the fourth quarter to be similar to Q3 levels.

Having said that, there is no change to our projections on "total" gross margins to what we've previously discussed. That is, we see a slight improvement over last years' levels, indicating total gross margins to be in the range of 44 to 45% for the full year.

Total operating expenses for the second quarter were $195 million. Within the operating expenses, we recorded a pre-tax charge of roughly $4.5 million dollars as a result of an impairment in our investment portfolio. This charge amounts to roughly $.03 per share, after tax, and is included in our reported results. Absent this charge, normal operating expenses would have been closer to $191 million, a decrease of $5M, or 2% from last year. R&D expenditures remained relatively flat to Q2 levels at $53 million, but down 12% from last year's levels. Our plans to keep R&D expenditures relatively flat to current levels on a dollar basis in the fourth quarter remain unchanged. SG&A along with other income and expenses were $142 million, including the $4.5 million impairment charge on investments. Absent the charge, it was closer to $138 million. With that, there's no change at this moment to what we've indicated in the past. SG&A and other income and expense for this year should be similar to 2001 on a percentage basis, that being around 27 to 28%, depending on the level of revenue. And finally, net interest income and expense added about $2 million to pre-tax earnings in Q3.

A true indicator of a corporation's success in execution is evidenced by a constantly improving balance sheet and cash flow. The third quarter results once again substantiate that for us. The balance sheet continues to be robust. Cash balances at the end of the quarter increased another $61 million and were up to $550 million. We are still relatively debt free. We were able to generate cash flow from operations of approximately $65 million in the quarter as we focused on collections, inventory management, and operational expenditures. Year to date, we have generated over a quarter of a billion dollars of cash flow from operations, more than doubling what we generated over the same period of last year. Depreciation and amortization was approximately $23 million for the quarter, and capital expenditures were $8 million.

Contrary to what some of our competitors have said, we actually had an acceleration in business activity late in the quarter. With that, our linearity was skewed heavily to the back end of the quarter, which contributed to DSO being up 5 days at 92. While we're not pleased with this number, we do anticipate good collections in the current quarter. Inventory levels decreased another $19 million, or 14%, to $115 million, the lowest levels we've had since the late 1980's. Inventory levels have decreased 53% over the last four quarters. Inventory turns of 5.8 were more than a 100% improvement over Q3 of last year. Managing inventory levels is very important in any high-tech slow-down, as obsolescence can be costly. As I indicated earlier, financial strength at StorageTek, especially during an economic downturn, is a "huge" advantage. I hear this very often when I meet with existing as well as prospective customers. We're extremely proud of the entire StorageTek team for their continued emphasis on asset management and the balance sheet.

One final metric worth mentioning is headcount, which is now around 7250, down about 500 from the beginning of the year. In the third quarter, headcount was reduced by approximately 150 positions, principally as a result of outsourcing some of our manufacturing activities.

In summary, we are managing our business as prudently as possible given the difficult circumstances in the market. This is the ninth straight quarter of improved earnings over the prior years quarter. We generated earnings per share of $.22 for the quarter, even absorbing a $.03 per share impairment charge. In a very tough IT spending environment, we saw revenue improvements in the quarter in comparison to the prior year. We continue to uncover and unleash more of the trapped profitability in our business. Year to date operating profit has increased 69% over the prior year. Earnings per share have increased 77% over the same nine-month period from a year ago. Our net cash position has increased 46%, or $171 million since the beginning of the year. And despite the economy and market conditions, we are moving forward with a concise focus and increasing momentum.